UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 30, 2009

WELLCARE HEALTH PLANS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32209	47-0937650
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
8735 Henderson Road, Renaissance One
	Tampa, Florida	33634
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 290-6200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On July 30, 2009, WellCare Health Plans, Inc. and its wholly-owned subsidiary Comprehensive Health Management, Inc. (collectively, the “Company”) entered into a severance agreement (the “Severance Agreement”) with Adam Miller, a named executive officer of the Company.  The Severance Agreement is substantially in the form of severance agreement adopted by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors to be entered into between the Company and certain members of its senior management, as determined by the Compensation Committee from time to time.

Among other things, the Severance Agreement provides that, in the event Mr. Miller’s employment is terminated either by the Company (or any successor to the Company) without Cause or by Mr. Miller with Good Reason, as such terms are defined in the Severance Agreement (each of the foregoing, a “Termination”), Mr. Miller will be entitled to receive the following compensation and benefits upon his Termination:

(a)
A lump sum in cash in an amount equal to the sum of (i) Mr. Miller’s earned but unpaid base salary through the date of Termination (the “Termination Date”), (ii) the amount of any incentive compensation, deferred compensation and other cash compensation accrued by Mr. Miller as of the Termination Date to the extent not previously paid and (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by Mr. Miller as of the Termination Date to the extent not previously paid;

(b)	A lump sum in cash equal to the average of the two highest annual cash bonuses earned by Mr. Miller for the three prior years, payable on the one-year anniversary of the Termination Date;

(c)
Continuation of Mr. Miller’s base salary for a period of one year less any deductions required by law or authorized by Mr. Miller, payable in equal installments corresponding to the Company’s regular payroll schedule; and

(d)
For a period of one year commencing on the Termination Date, reimbursement for medical and dental premium costs incurred by Mr. Miller under COBRA in the amount the Company was paying on Mr. Miller’s behalf under its medical and dental plans prior to the Termination Date.

The severance benefits and payments described above, with the exception of the payment described in paragraph (a), are conditioned upon Mr. Miller entering into a Waiver and Release Agreement in the form attached as Exhibit 10.2 to this Current Report on Form 8-K and compliance with certain non-competition and non-solicitation provisions for a period of one year from the Termination Date, as more fully described in the Severance Agreement.

The initial term of the Severance Agreement is three years.  It will automatically renew for additional one-year terms unless one of the parties notifies the other of its intent not to renew.  However, if at the time of a Change of Control (as defined in the Severance Agreement) of the Company, less than one year remains of the term, then the term of the Severance Agreement will be extended so that the Severance Agreement will terminate one year from the date of the Change of Control.  If the term is extended upon a Change of Control, the Severance Agreement will not automatically renew after the expiration of the extended term.

The foregoing description does not purport to be a complete description of the parties’ rights and obligations under the Severance Agreement and the form of Waiver and Release Agreement.  The above description is qualified in its entirety by reference to the Severance Agreement and the form of Waiver and Release Agreement attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

Item 9.01                      Financial Statements and Exhibits.

(d)   Exhibits.

The following exhibits are filed as part of this report:

10.1	Severance Agreement among WellCare Health Plans, Inc., Comprehensive Health Management, Inc. and Adam Miller
10.2	Form of Waiver and Release Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2009	WELLCARE HEALTH PLANS, INC. /s/ Heath Schiesser
Heath Schiesser
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1	Severance Agreement among WellCare Health Plans, Inc., Comprehensive Health Management, Inc. and Adam Miller
10.2	Form of Waiver and Release Agreement